Exhibit 99.1

Anteris Announces Results for the First Quarter of 2026

MINNEAPOLIS, United States and BRISBANE, Australia 13 May 2026: Anteris Technologies Global Corp. (“Anteris” or the “Company”) (NASDAQ: AVR, ASX: AVR) a global structural heart company committed to designing, developing, and commercializing cutting-edge medical devices to restore healthy heart function, today reported financial results for the quarter ended 31 March 2026, and provided a corporate update.

Q1 2026 Highlights

•	Completed aggregate capital raises totalling US$320 million in January 2026 to support execution of the PARADIGM Trial and advance the Company toward global commercialisation of the DurAVR® THV System

•	Advanced PARADIGM Trial recruitment, supported by ongoing regulatory and operational work to activate additional countries and sites – post quarter-end, U.S. enrolment commenced

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Presented clinical data from the ongoing EMBARK Study and U.S. Early Feasibility Study (EFS) at Cardiovascular Research Technologies (CRT 2026) and Sydney Valves 2026, supporting ongoing scientific engagement and exchange with the clinical community

“Q1 2026 reflects strong execution across the PARADIGM Trial, with patient enrolment ongoing in Europe and continued progress on key recruitment activities globally. With the U.S. now on line and first patients enrolled, we are firmly executing our strategy and building momentum toward the commercial launch of DurAVR®,” said Wayne Paterson, Vice Chairman and Chief Executive Officer of Anteris.

Business & Operations

Following initiation of our global pivotal trial in Q4 2025, we are seeing continued progress across Europe, and the United States where patient enrolment has recently commenced.

Clinical centers are advancing through key start up milestones, including ethics and regulatory approvals, site initiation visits and investigator training, alongside active patient screening and enrolment at activated sites.

In the United States, recent coverage determination by the Centers for Medicare and Medicaid Services (CMS) is expected to facilitate patient recruitment by supporting reimbursement and facilitating site-level adoption. Eligible procedures performed at participating U.S. study sites are covered under the Transcatheter Aortic Valve Replacement (TAVR) National Coverage Determination 20.32.

Collectively, these activities are supporting growing enrolment momentum as additional sites come on line and contribute to trial execution.

860 Blue Gentian Road, Suite 340 Eagan, MN, 55121 United States T: +1 651 493 0606 info.us@anteristech.com	Anteris Technologies Global Corp.	Toowong Tower, Level 3, Suite 302 9 Sherwood Road, Toowong QLD 4066, Australia T: +61 1300 550 310 info.au@anteristech.com ARBN: 677 960 235
BRISBANE | MINNEAPOLIS | GENEVA | MALAGA

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Financial Results

The financial results for Anteris for the quarter ended 31 March 2026, are presented below. All amounts in $ refer to U.S. dollars.

The Company’s net operating cash outflows for the three months ended 31 March 2026, were $28.7 million, attributable to clinical, regulatory and manufacturing requirements to support the PARADIGM Trial. This clinical focus is reflected in the Company’s operating expenditures, with R&D expenses of $17.5 million driven by the upscaling of manufacturing and quality capabilities, including process design and validation activities and the expansion of headcount, and activities linked to the PARADIGM Trial, including clinical costs associated with the enrolment of additional patients and the scaling of our field-based clinical team. These were partly offset by reduced DurAVR® THV product research costs.

Anteris refers to the detailed financial information contained in its Form 10-Q filing including the Management Discussion & Analysis and the Risks.

ENDS

About the PARADIGM Trial

The PARADIGM Trial is a prospective randomized controlled trial which will evaluate the safety and effectiveness of the DurAVR® Transcatheter Heart Valve (“THV”) compared to commercially available transcatheter aortic valve replacements (TAVRs).

This head-to-head study will enrol approximately 1,000 patients in the ‘All Comers Randomized Cohort' with 1:1 randomization of patients who will receive either the DurAVR® THV or TAVR using commercially available and approved THVs. The PARADIGM Trial will assess non-inferiority on a primary composite endpoint of all-cause mortality, all stroke and cardiovascular hospitalization at one year post procedure.

For further information, please refer to ClinicalTrials.gov NCT07194265.

About Anteris

Anteris Technologies Global Corp. (NASDAQ: AVR, ASX: AVR) is a global structural heart company committed to designing, developing, and commercializing cutting-edge medical devices to restore healthy heart function. Founded in Australia, with a significant presence in Minneapolis, USA, Anteris is a science-driven company with an experienced team of multidisciplinary professionals delivering restorative solutions to structural heart disease patients.

Anteris’ lead product, the DurAVR® THV, was designed in collaboration with the world’s leading interventional cardiologists and cardiac surgeons to treat aortic stenosis – a potentially life-threatening condition resulting from the narrowing of the aortic valve. The balloon-expandable DurAVR® THV is the first biomimetic valve, which is shaped to mimic the performance of a healthy human aortic valve and aims to replicate normal aortic blood flow.  DurAVR® THV is made using a single piece of molded ADAPT® tissue, Anteris’ patented anti-calcification tissue technology. ADAPT® tissue, which is FDA-cleared, has been used clinically for over 10 years and distributed for use in over 55,000 patients worldwide.  The DurAVR® THV System is comprised of the DurAVR® valve, the ADAPT® tissue, and the balloon-expandable ComASUR® Delivery System.

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Forward-Looking Statements

This announcement contains forward-looking statements, including statements regarding the expectation that achievement of CMS coverage will facilitate U.S. site activation, accelerating operational momentum across participating centers, and the PARADIGM Trial. Forward-looking statements include all statements that are not historical facts. Forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “budget,” “target,” “aim,” “strategy,” “plan,” “guidance,” “outlook,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described under “Risk Factors” in Anteris’ Annual Report on Form 10-K for the fiscal period ended December 31, 2025 that was filed with the Securities and Exchange Commission and ASX. Readers are cautioned not to put undue reliance on forward-looking statements, and except as required by law, Anteris does not assume any obligation to update any of these forward-looking statements to conform these statements to actual results or revised expectations.

Authorisation and Additional information

This announcement was authorised for release on the ASX by the Board of Directors.

For more information:

Global Investor Relations	Investor Relations (US)
investors@anteristech.com	mchatterjee@bplifescience.com
Debbie Ormsby	Malini Chatterjee, Ph.D.
Anteris Technologies Global Corp.	Blueprint Life Science Group
+61 1300 550 310 | +61 7 3152 3200	+1 917 330 4269

Website	www.anteristech.com
X	@AnterisTech
LinkedIn	https://www.linkedin.com/company/anteristech

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